Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OTIS SPUNKMEYER HOLDINGS, INC.

ARTICLE ONE

The name of the Corporation is Otis Spunkmeyer Holdings, Inc.

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 9 East Loookerman Street, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

A. AUTHORIZED SHARES

The total number of shares of capital stock which the Corporation has authority to issue is 100,100,000 shares, consisting of:

(1) 100,000 shares of Class A Preferred Stock, par value $.01 per share (“Class A Preferred”);

(2) 97,600,000 shares of Common Stock, par value $.01 per share (“Common Stock”); and

(3) 2,400,000 shares of Nonvoting Common Stock, par value $.01 per share (“Nonvoting Common”)

The shares of Class A Preferred, Common Stock and Nonvoting Common shall have the rights, preferences and limitations set forth below. Capitalized terms used but not otherwise defined in Part A, B or C of this ARTICLE FOUR are defined in Part D.

B. PREFERRED STOCK

Section 1. Dividends.

(a)                                  General Obligation.  When and as declared by the Corporation’s board of directors and to the extent permitted under the General Corporation Law of Delaware, the Corporation shall pay preferential dividends in cash to the holders of the Class A Preferred as provided in this Section 1. Dividends on each share of the Class A Preferred (a “Class A Preferred Share,” and collectively, the “Class A Preferred Shares”) shall accrue on a daily basis at the rate of fourteen percent (14.0%) per annum (based upon a 365 day year) of the sum of (x) the Liquidation Value thereof plus (y) all dividends which have accumulated thereon pursuant to Section 1(b) below (and are then unpaid) from and including the date that the Corporation first issues any Class A Preferred Share (the “date of first issuance”) to and including the first to occur of (i) the date on which the Liquidation Value of such Class A Preferred Share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such Class A Preferred Share by the Corporation, (ii) the date on which such share is converted pursuant to Section 5 of this Part B or (iii) the date on which such share is otherwise acquired by the Corporation. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any Junior Securities.

(b)                                 Dividend Reference Dates. To the extent not paid on December 31 of each year, beginning December 31, 2002 (the “Dividend Reference Dates”), all dividends which have accrued on each Class A Preferred Share during the twelve-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Class A Preferred Share until paid to the holder thereof. For the avoidance of doubt, any Class A Preferred Share issued after the date of first issuance (including pursuant to exercise of options to acquire such shares) shall be deemed, for purposes of this Section 1(b), and Section 3, Section 4 and Section 5, to have accrued with respect thereto all dividends which would have accrued thereon had such share been issued on the date of first issuance, reduced only by any dividends paid with respect to such share to the holder thereof.

(c)                                  Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Class A Preferred Shares, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Class A Preferred Shares held by each such holder.

Section 2. Priority of Class A Preferred Shares on Dividends and Redemptions.

So long as any Class A Preferred Shares remain outstanding, without the prior written consent of the holders of a majority of the outstanding Class A Preferred Shares, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities; provided that the Corporation may repurchase shares of Common Stock from present or former employees of the Corporation and its Subsidiaries in accordance with arrangements and agreements which have been approved by the Corporation’s board of directors.

Section 3. Liquidation.

Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Class A Preferred Shares shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all Class A Preferred Shares held by such holder (plus all accrued and unpaid dividends thereon), and the holders of Class A Preferred Shares shall not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Corporation, the Corporation’s assets to be distributed among the holders of the Class A Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 3, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Class A Preferred held by each such holder. Not less than 5 days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Class A Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Class A Preferred Share and each share of Common Stock and Nonvoting Common in connection with such liquidation, dissolution or winding up.

Section 4. Redemptions.

(a)                                  Optional Redemptions. The Corporation may at any time and from time to time redeem all or any portion of the Class A Preferred Shares then outstanding; provided, that all partial redemptions of the Class A Preferred Shares pursuant to this Section shall be made pro rata among the holders of such Class A Preferred Shares. Upon any such redemption, the Corporation shall pay a price per Class A Preferred Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon.)

(b)                                 Redemption in Connection With Sale of the Corporation. If a Sale of the Corporation has occurred or the Corporation obtains knowledge that a Sale of the Corporation is proposed to occur, the Corporation shall give prompt written notice of such Sale of the Corporation describing in reasonable detail the material terms and date of consummation thereof to each holder of Class A Preferred, but in any event such notice shall not be given later than ten days before the occurrence of such Sale of the Corporation, and the Corporation shall give each holder of Class A Preferred prompt written notice of any material change in the terms or timing of such transaction. The holder or holders of a majority of the Class A Preferred then outstanding may require the Corporation to redeem all or any portion of the Class A Preferred owned by such holders at a price per Class A Preferred Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon) by giving written notice to the Corporation of such election prior to the later of (a) 10 days after receipt of the Corporation’s notice and (b) five days prior to the consummation of the Sale of the Corporation (the

“Expiration Date”). The Corporation shall give prompt written notice of any such election to all other holders of Class A Preferred Shares within five days after the receipt thereof, and each such holder shall have until the later of (a) the Expiration Date or (b) ten days after receipt of such second notice to request redemption hereunder (by giving written notice to the Corporation) of all or any portion of the Class A Preferred owned by such holder. Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of Class A Preferred Shares specified therein on the later of (a) the occurrence of the Sale of the Corporation or (b) five days after the Corporation’s receipt of such election(s). If any proposed Sale of the Corporation does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, any holder of Class A Preferred Shares may rescind such holder’s request for redemption by delivering written notice thereof to the Corporation prior to the consummation of the transaction

(c)                                  Redemption Payments. For each Class A Preferred Share which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Class A Preferred Share) an amount in immediately available funds equal to the Liquidation Value of such Class A Preferred Share (plus all accrued and unpaid dividends thereon). If the funds of the Corporation legally available for redemption of Class A Preferred Shares on any Redemption Date are insufficient to redeem the total number of Class A Preferred Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Class A Preferred Shares pro rata among the holders of the Class A Preferred Shares to be redeemed based upon the aggregate Liquidation Value of such Class A Preferred Shares held by each such holder (plus all accrued and unpaid dividends thereon). At any time thereafter when additional funds of the Corporation are legally available for the redemption of Class A Preferred Shares, such funds shall immediately be used to redeem the balance of the Class A Preferred Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

(d)                                 Notice of Redemption. Except as otherwise provided herein, the Corporation shall mail written notice of each redemption of any Class A Preferred Share to each record holder thereof not more than 60 nor less than five days prior to the date on which such redemption is to be made. In case fewer than the total number of Class A Preferred Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Class A Preferred Shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed Class A Preferred Shares.

(e)                                  Determination of the Number of Each Holder’s Shares to be Redeemed. Except as otherwise provided herein, the number of Class A Preferred Shares to be redeemed from each holder thereof in redemptions hereunder shall be the number of Class A Preferred Shares determined by multiplying the total number of Class A Preferred Shares to be redeemed times a fraction, the numerator of which shall be the total number of Class A Preferred Shares then held by such holder and the denominator of which shall be the total number of Class A Preferred Shares then outstanding.

(f)                                    Dividends After Redemption Date. No Class A Preferred Share shall be entitled to any dividends accruing after the date on which the Liquidation Value of such Class A Preferred Share (plus all accrued and unpaid dividends thereon) is paid to the holder of such Class A Preferred Share (or is irrevocably reserved or set aside for the benefit of the holder of Class A Preferred Shares in an escrow or similar account with a national banking institution). On such date, all rights of the holder of such Class A Preferred Share shall cease, and such Class A Preferred Share shall no longer be deemed to be issued and outstanding.

Section 5. Conversion.

If the Corporation is effecting a Qualified Public Offering, the Corporation may (in connection with such Qualified Public Offering) require the conversion of all of the outstanding Class A Preferred Shares into shares of the Corporation’s equity securities sold in such Qualified Public Offering (the “Conversion Stock”). In connection with such conversion, each share of Class A Preferred shall convert into a number of shares of Conversion Stock equal to the Liquidation Value of a share of Class A Preferred (plus all accrued and unpaid dividends thereon) divided by the price per share of Conversion Stock paid by the public in such Qualified Public Offering. Any such mandatory conversion shall only be effected at the time of and subject to the closing of the sale of such shares pursuant to the Qualified Public Offering. The Company shall deliver to all holders of Class A Preferred Shares written notice of such mandatory conversion at least seven days prior to such closing. The conversion of the Class A Preferred Shares pursuant to this Section 5 shall be deemed to have been effected by the closing of the Qualified Public Offering without any action taken by the holders of such Class A Preferred Shares, and upon such conversion all authorized, issued and outstanding shares of Class A Preferred shall be deemed cancelled. No later than fourteen (14) days after a holder of converted Class A Preferred delivers to the Corporation the certificate or certificates representing such Class A Preferred, the Corporation shall deliver to such holder a certificate or certificates representing the number of shares of Conversion Stock into which such holder’s shares of Class A Preferred were converted. The conversion rights of any share of Class A Preferred pursuant to this Section 5 shall terminate on the Redemption Date. If any fractional interest in a share of Conversion Stock would be deliverable upon the conversion of any share of Class A Preferred, then the Corporation, in lieu of delivering such fractional share, shall pay an amount to the holder of such Class A Preferred Share equal to the value of such fractional share at the price per share of Conversion Stock paid by the public in such Qualified Public Offering.

Section 6. Voting Rights.

Except as otherwise provided herein and as otherwise required by applicable law, the Class A Preferred shall have no voting rights.

Section 7. Amendment and Waiver.

No amendment, modification or waiver shall be binding or effective with respect to any provision of this Part B without the prior written consent of the holders of a majority of the Class A Preferred outstanding at the time such action is taken; provided, however, that no such amendment shall adversely affect a holder or group of holders of Class A Preferred Shares (including a holder or holders of options to acquire such shares) in a manner materially different than any other holders without the prior written consent of a majority of the holder or holders so affected.

C. COMMON STOCK

Section 1. Voting Rights.  Except as otherwise required by applicable law, all holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders.  Except as otherwise provided herein and as otherwise required by applicable law, the Nonvoting Common shall have no voting rights.

Section 2. Dividends.  As and when dividends are declared or paid thereon, whether in cash, property or securities of the Corporation, the holders of Common Stock and Nonvoting Common shall be entitled to participate in such dividends ratably on a per share basis.  The rights of the holders of Common Stock and Nonvoting Common to receive dividends are subject to the provisions of the Class A Preferred Shares.

Section 3. Liquidation.  Subject to the provisions of the Class A Preferred Shares, the holders of the Common Stock and the Nonvoting Common shall be entitled to participate ratably on a per share basis in all distributions to the holders of Common Stock and Nonvoting Common in any liquidation, dissolution or winding up of the Corporation.

Section 4. Conversion of Nonvoting Common.  Any holder of shares of Nonvoting Common may convert such shares into an equivalent number of shares of Common Stock by giving written notice thereof to the Corporation.

D. MISCELLANEOUS

Section 1. Definitions.

The following terms shall have the meanings specified:

“Affiliated Company” shall mean in respect of CHS, any company which is controlled by CHS (other than the Corporation and any company that is controlled by the Corporation), and in respect of the Corporation shall mean any company controlled by the Corporation.  For the purposes of this definition, “controlled” means subject to the power to direct or cause the direction of the management and policies of such Person by such other Person, whether through the ownership of voting securities, by contract or otherwise.

“CHS” means Code Hennessy & Simmons IV LP, a Delaware limited liability company.

“Junior Securities” means any capital stock or other equity securities of the Corporation, except for the Class A Preferred Shares.

“Liquidation Value” of any Class A Preferred Share as of any particular date shall be equal to $1,000.00.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Qualified Public Offering” means a sale of equity securities of the Company in an underwritten (firm commitment) public offering registered under the Securities Act, with gross proceeds of not less than $50,000,000, and resulting in the listing of such of the Corporation’s equity securities on a nationally recognized stock exchange, including without limitation, The Nasdaq Stock Market National Market System.

“Redemption Date” as to any Class A Preferred Share means the date specified in the notice of any redemption at the Corporation’s option or at the holder’s option; provided that no such date shall be a Redemption Date unless the Liquidation Value of such Class A Preferred Share (plus all accrued and unpaid dividends thereon) is actually paid in full on such date (or is irrevocably reserved or set aside for the benefit of the holder of Class A Preferred Shares in an escrow or similar account with a national banking institution), and if not so paid in full or reserved, the Redemption Date shall be the date on which such amount is fully paid or reserved.

“Sale of the Corporation” means (i) any sale, transfer or issuance or series of sales, transfers and/or issuances of capital stock of the Corporation by the Corporation or any holders thereof (including without limitation, any merger, consolidation or other transaction or series of related transactions having the same effect) which results in any Person or group of Persons (as the term “group” is used under the Securities Exchange Act), other than CHS or its Affiliated Companies, owning capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Board, and (ii) any sale or transfer of all or substantially all of the assets of the Corporation and its subsidiaries in any transaction or series of transactions (other than sales in the ordinary course of business) to any Person or group of Persons (as the term “group” is used under the Securities Exchange Act), other than CHS or its Affiliated Companies.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

Section 2.  Registration of Transfer.

The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Class A Preferred, Common Stock and Nonvoting Common. Upon the surrender of any certificate representing shares of Class A Preferred, Common Stock or Nonvoting Common at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

Section 3.  Replacement.

Upon receipt of evidence reasonable satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Class A Preferred, Common Stock or Nonvoting Common, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and delver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 4.  Notices.

Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder). Notices will be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail, and one day after deposit with a reputable overnight courier service.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE SEVEN

The number of directors which constitutes the entire Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

ARTICLE EIGHT

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE NINE

Section 1.                         Limitation of Liability.

(a)                                  To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), and except as otherwise provided in the Corporation’s Bylaws, no Director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders.

(b)                                 Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

Section 2.                         Right to indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director or officer or in any other capacity while serving as a Director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise exercise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 3 of this ARTICLE NINE with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 2 of this ARTICLE NINE shall be a contract right and shall include the obligation of the Corporation to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that, if and to the extent that the Delaware General Corporation Law requires, an advance of expenses incurred by an indemnitee in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same or lesser scope and effect as the foregoing indemnification of Directors and officers.

Section 3.                         Procedure for Indemnification. Any indemnification of a Director or officer of the Corporation or advance of expenses under Section 2 of this ARTICLE NINE shall be made promptly, and in any event within forty-five days (or, in the case of an advance of expenses, twenty days), upon the written request of the Director or officer. If a determination by the Corporation that the Director or officer is entitled to indemnification pursuant to this ARTICLE NINE is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request.  If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an advance of expenses, twenty days), the right to indemnification or advances as granted by this ARTICLE NINE shall be enforceable by the Director or officer in any court of competent jurisdiction.  Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section 2 of this ARTICLE NINE, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create presumption that the claimant has not met the applicable standard of conduct. The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to Section 2 of this ARTICLE NINE shall be the same procedure set forth in this Section 3 for Directors or officers, unless otherwise set forth in the action of the Board of Directors providing indemnification for such employee or agent.

Section 4.                         Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a Director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the Delaware General Corporation Law.

Section 5.                         Service for Subsidiaries. Any person serving as a Director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a “subsidiary” for this ARTICLE NINE) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

Section 6.                         Reliance. Persons who after the date of the adoption of this provision become or remain Directors or officers of the Corporation or who, while a Director or officer of the Corporation, become or remain a Director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this ARTICLE NINE in entering into or continuing such service.  The rights to indemnification and to the advance of expenses conferred in this ARTICLE NINE shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

Section 7.                         Non-Exclusivity of Rights. The rights to indemnification and to the advance of expenses conferred in this ARTICLE NINE shall not be exclusive of any other right which any person may have or hereafter acquire under this Restated Certificate or under any statute, by-law, agreement, vote of stockholders or disinterested Directors or otherwise.

Section 8.                         Merger or Consolidation. For purposes of this ARTICLE NINE, references to the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its Directors, officers and employees or agents, so that any person who is or was a Director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a Director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this ARTICLE NINE with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.

ARTICLE TEN

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE ELEVEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Restated Certificate, in the manner now or hereafter prescribed by statue, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE TWELVE

The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

******

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:34 PM 04/11/2003
FILED 03:47 PM 04/11/2003
SRV 030241553 - 3530322 FILE

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OTIS SPUNKMEYER HOLDINGS, INC.

The undersigned, being the Secretary of Otis Spunkmeyer Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.                                       That ARTICLE FOUR of the Amended and Restated Certificate of Incorporation of the Corporation be amended by deleting “ARTICLE FOUR A. AUTHORIZED SHARES” and inserting in its place “ARTICLE FOUR A. AUTHORIZED SHARES” TO READ AS SET FORTH ON Exhibit A attached hereto and made a part hereof (the “Amendment”).

2.                                       That the Board of Directors of the Corporation approved the Amendment by written consent pursuant to the provisions of Section 141(f) and 242 of the General Corporation Law of the State of Delaware and directed that the Amendment be submitted to the stockholders of the Corporation entitled to vote thereon for their consideration, approval and adoption thereof.

3.                                       That the stockholders entitled to vote thereon approved the Amendment by written consent in accordance with Section 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, for the purpose of amending the Amended and Restated Certificate of Incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware, under penalties of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation this 11th day of April, 2003

OTIS SPUNKMEYER HOLDINGS, INC., a
Delaware corporation

By:	/s/ Stephen W. Morlook
Name:	Stephen W. Morlook
Title:	Secretary

2

Exhibit A

“ARTICLE FOUR

A. AUTHORIZED SHARES

The total number of shares of capital stock which the Corporation has authority to issue is 63,100,000 shares, consisting of:

(1)                                  100,000 shares of Class A Preferred Stock, par value $.01 per share (“Class A Common”);

(2)                                  60,000,000 shares of Common Stock, par value $.01 per share (“Common Stock”); and

(3)                                  3,000,000 shares of Nonvoting Common Stock, par value $.01 per share (“Nonvoting Common”).

The shares of Class A Preferred, Common Stock and Nonvoting Common shall have the rights, preferences and limitations set forth below. Capitalized terms used but not otherwise defined in Part A, B or C of this ARTICLE FOUR are defined in Part D.”

3

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:10 PM 09/06/2005
FILED 06:52 PM 09/06/2005
SRV 050730773 - 3530322 FILE

CERTIFICATE OF CHANGE OF REGISTERED AGENT
AND
REGISTERED OFFICE

*****

Otis Spunkmeyer Holding, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DOES HEREBY CERTIFY:

That the registered office of the corporation in the state of Delaware is hereby changed to Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.

That the registered agent of the corporation is hereby changed to THE CORPORATION TRUST COMPANY, the business address of which is identical to the aforementioned registered office as changed.

IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by an authorized officer, this 6th day of September, 2005.

/s/ Stephen A Ricks
Stephen A. Ricks
Secretary